Exhibit 99.1

Trimble Reports Second Quarter 2007 Revenue Growth of 34 Percent
o  Revenue $327.7 Million
o  GAAP Earnings Per Share $0.28; Non-GAAP Earnings Per Share $0.35

SUNNYVALE, Calif., July 31, 2007 - Trimble (Nasdaq: TRMB) today announced results for its second quarter 2007, ended June 29, 2007. Revenue for the second quarter of 2007 was $327.7 million, up approximately 34 percent from revenue of $245.3 million in the second quarter of 2006.

Operating income for the second quarter of 2007 was $56.0 million, up 45 percent from the second quarter of 2006. Operating margins in the second quarter of 2007 were 17.1 percent, compared to 15.8 percent in the second quarter of 2006. It should be noted in year-over-year comparisons that amortization of intangibles increased from $3.7 million in the second quarter of 2006 to $10.4 million in the second quarter of 2007. Additionally, the impact of stock-based compensation expense was $3.8 million in the second quarter of 2007, compared to $3.3 million in the second quarter of 2006. In-process research and development expense was $1.0 million in the second quarter of 2006; there was no in-process research and development expense in the second quarter of 2007. Restructuring expense was $333 thousand in the second quarter of 2007; there was no restructuring expense in the second quarter of 2006. Excluding these impacts, non-GAAP operating income of $70.5 million grew by 51 percent compared to the second quarter of 2006. Non-GAAP operating income margins were 21.5 percent in the second quarter of 2007, up from 19.0 percent in the second quarter of 2006.

Net income for the second quarter of 2007 was up approximately 23 percent, to $35.0 million, compared to net income of $28.5 million in the second quarter of 2006. Diluted earnings per share for the second quarter of 2007 were $0.28, compared to diluted earnings per share of $0.25 in the second quarter of 2006. The tax rate for the second quarter of 2007 was 38 percent, compared to 31 percent in the second quarter of 2006. GAAP earnings per share in the second quarter of 2007 were negatively impacted by approximately $0.05 due to amortization of intangibles and by $0.02 due to stock-based compensation expense.

Adjusting for the amortization of intangibles, in-process research and development, restructuring, and the impact of stock-based compensation expenses, non-GAAP net income for the second quarter of 2007 was up 29 percent, to $44.1 million, compared to non-GAAP net income of $34.1 million in the second quarter of fiscal 2006. Non-GAAP earnings per share for the second quarter of 2007 were $0.35, up approximately 21 percent from non-GAAP earnings per share of $0.29 in the second quarter of 2006.

"Second quarter growth in revenue and profit was strong across all segments with some segments reflecting particularly strong international growth,” said Steven W. Berglund, Trimble’s president and chief executive officer. “The @Road transition continued as planned and produced meaningful earnings for the Mobile Solutions segment in the quarter. Overall market conditions continue to be positive.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, amortization of intangibles, in-process research and development, and restructuring expenses. In addition, for each segment, non-GAAP operating income excludes the impact of stock-based compensation expense.

Engineering and Construction
Second quarter 2007 Engineering and Construction (E&C) revenue was $198.9 million, up approximately 18 percent when compared to revenue of $168.0 million in the second quarter of 2006. E&C revenue was driven by growth in most product categories and particularly strong international sales.

Operating income in E&C was $52.4 million, or 26.3 percent of revenue compared to $38.8 million, or 23.1 percent of revenue, in the second quarter of 2006.

Non-GAAP operating income in E&C was $53.2 million, or 26.7 percent of revenue, in the second quarter of 2007 compared to $39.9 million, or 23.7 percent of revenue, in the second quarter of 2006.

Field Solutions
Second quarter 2007 Field Solutions (TFS) revenue was $55.3 million, up 52 percent compared to $36.3 million in revenue in the second quarter of 2006. Revenue growth was driven by positive agricultural market conditions and robust new agriculture and GIS product sales.

Operating income in TFS was $18.4 million, or 33.3 percent of revenue, for the second quarter of 2007 compared to $11.3 million, or 31.1 percent of revenue, in the second quarter of 2006.

Non-GAAP operating income was $18.6 million, or 33.6 percent of revenue, for the second quarter of 2007 compared to $11.5 million, or 31.8 percent of revenue, in the second quarter of 2006.

Mobile Solutions
Second quarter 2007 Mobile Solutions revenue (TMS) was $40.9 million, up 176 percent from revenue of $14.9 million in the second quarter of 2006.

Operating income in TMS was $2.9 million, or 7.1 percent of revenue, for the second quarter of 2007 compared to $374 thousand, or 2.5 percent of revenue, in the second quarter of 2006.

Non-GAAP operating income in TMS was $4.4 million, or 10.8 percent of revenue, for the second quarter of 2007 compared to $538 thousand, or 3.6 percent of revenue, in the second quarter of 2006.

Advanced Devices
Second quarter 2007 Advanced Devices revenue was $32.7 million, up approximately 25 percent from revenue of $26.1 million in the second quarter of 2006 primarily due to strong sales of embedded products.

Operating income in Advanced Devices was $5.4 million, or 16.5 percent of revenue, for the second quarter of 2007 compared to $2.2 million, or 8.6 percent of revenue, in the second quarter of 2006.

Non-GAAP operating income in Advanced Devices was $5.7 million, or 17.4 percent of revenue, for the second quarter of 2007 compared to $2.7 million, or 10.4 percent of revenue, in the second quarter of 2006.

Use of Non-GAAP Financial Information
Our results of operations have undergone significant change primarily due to the impact of acquisitions and FAS 123(R). To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
In the third quarter of 2007, Trimble expects revenue to grow 25 to 27 percent compared to the third quarter of 2006, with revenue between $294 million and $299 million. At a 38 percent tax rate, with approximately 125.1 million shares outstanding, Trimble expects third quarter 2007 GAAP earnings per share between $0.18 and $0.20.

Trimble expects third quarter 2007 non-GAAP earnings per share between $0.26 and $0.28, compared to actual split-adjusted non-GAAP earnings per share of $0.25 in the third quarter of 2006. Non-GAAP guidance for the third quarter of 2007 uses a 38 percent tax rate and excludes the amortization of intangibles of $10.5 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $4.5 million.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on July 31, 2007 at 1:30 p.m. PDT to review its second quarter 2007 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the passcode is 4917771. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,400 employees in over 18 countries.

For more information visit Trimble’s Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in-process research and development expense, amortization of purchased intangibles and earnings per share estimates for the second quarter and full year 2007. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. The Company’s results would also be negatively impacted by unforeseen costs associated with the integration of @Road or delays in integrating the two companies. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the second quarter of 2007 and fiscal 2007 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	Jun-29,	Jun-30,	Jun-29,	Jun-30,
	2007	2006	2007	2006

Revenue	$327,732	$245,326	$613,464	$471,180
Cost of sales	160,563	123,670	303,165	242,061
Gross margin	167,169	121,656	310,299	229,119
Gross margin (%)	51.0%	49.6%	50.6%	48.6%

Operating expenses
Research and development	33,867	27,607	65,030	52,053
Sales and marketing	47,546	35,747	89,693	68,453
General and administrative	24,278	16,205	45,920	31,966
Restructuring	333	-	3,025	-
Amortization of purchased intangible assets	5,195	2,408	9,301	3,893
In-process research and development	-	1,020	2,112	1,020
Total operating expenses	111,219	82,987	215,081	157,385

Operating income	55,950	38,669	95,218	71,734

Non-operating income (expense), net
Interest income	593	763	1,837	1,275
Interest expense	(2,459)	(165)	(3,860)	(243)
Income from joint ventures	2,080	1,575	4,502	3,191
Other income, net	57	352	649	1,109
Total non-operating income (expense), net	271	2,525	3,128	5,332

Income before taxes	56,221	41,194	98,346	77,066

Income tax provision	21,195	12,691	34,637	22,735
Net income	$35,026	$28,503	$63,709	$54,331

Earnings per share :
Basic	$0.29	$0.26	$0.54	$0.50
Diluted	$0.28	$0.25	$0.52	$0.47

Shares used in calculating earnings per share :
Basic	119,621	109,694	117,535	109,088
Diluted	124,584	116,256	122,539	115,522

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Jun-29,	Dec-29,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$73,760	$129,621
Accounts receivables, net	235,192	177,054
Other receivables	11,939	6,014
Inventories, net	137,664	112,552
Other current assets	55,265	38,931
Total current assets	513,820	464,172

Property and equipment, net	52,271	47,998
Goodwill	657,746	374,510
Other purchased intangible assets, net	202,693	67,172
Other non-current assets	47,844	29,625

Total assets	$1,474,374	$983,477

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$11,250	$-
Accounts payable	63,795	49,194
Deferred revenue	41,440	28,060
Deferred income taxes	3,291	4,525
Income taxes payable	30,963	23,814
Other accrued liabilities	90,577	80,586
Total current liabilities	241,316	186,179

Non-current portion of long-term debt	111,739	481
Non-current deferred revenue	10,105	-
Deferred income taxes	45,584	21,633
Other non-current liabilities	54,877	27,519

Total liabilities	463,621	235,812

Commitments and contingencies

Shareholders' equity:
Common stock	628,624	435,371
Retained earnings	334,892	271,183
Accumulated other comprehensive income	47,237	41,111
Total shareholders' equity	1,010,753	747,665

Total liabilities and shareholders' equity	$1,474,374	$983,477

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Six Months Ended
	Jun-29,	Jun-30,
	2007	2006

Cash flow from operating activities:
Net Income	$63,709	$54,331

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	8,426	6,489
Amortization expense	18,394	6,145
Provision for doubtful accounts	358	95
Amortization of debt issuance cost	105	90
Deferred income taxes	(8,636)	(1,678)
Non-Cash Restructuring expense	1,725	-
Stock-based compensation	7,145	6,489
In-process research and development	2,112	1,020
Equity gain from joint ventures	(4,503)	(3,191)
Excess tax benefit for stock-based compensation	(5,929)	(4,770)
Provision for excess and obsolete inventories	1,941	4,196
Other noncash items	140	463

Add decrease (increase) in assets:
Accounts receivables	(41,832)	(19,417)
Other receivables	2,968	341
Inventories	(11,760)	(6,933)
Other current and non-current assets	9,414	(2,097)

Add increase (decrease) in liabilities:
Accounts payable	(6,298)	1,386
Accrued liabilities	3,216	(1,076)
Deferred revenue	12,132	9,862
Income taxes payable	33,630	7,624
Net cash provided by operating activities	86,457	59,369

Cash flows from investing activities:
Acquisitions, net of cash acquired	(277,743)	(38,137)
Acquisition of property and equipment	(6,270)	(10,943)
Proceeds from dividends	581	-
Other	378	-
Net cash used in investing activities	(283,054)	(49,080)

Cash flow from financing activities:
Issuance of common stock	15,761	17,162
Excess tax benefit for stock-based compensation	5,929	4,770
Proceeds from long-term debt and revolving credit lines	250,000	-
Payments on long-term debt and revolving credit lines	(127,517)	-
Other	-	(777)
Net cash provided by financing activities	144,173	21,155

Effect of exchange rate changes on cash and cash equivalents	(3,437)	2,429

Net increase (decrease) in cash and cash equivalents	(55,861)	33,873
Cash and cash equivalents - beginning of period	129,621	73,853

Cash and cash equivalents - end of period	$73,760	$107,726

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended		Six Months Ended
		Jun-29,	Jun-30,	Jun-29,	Jun-30,
		2007	2006	2007	2006

REVENUE:		$327,732	$245,326	$613,464	$471,180

GROSS MARGIN:
GAAP gross margin:		$167,169	$121,656	$310,299	$229,119
Amortization of purchased intangibles	( B )	5,237	1,334	9,026	2,189
Stock-based compensation	( D )	429	309	771	596
Non-GAAP gross margin:		$172,835	$123,299	$320,096	$231,904
Non-GAAP gross margin (% of revenue)		52.7%	50.3%	52.2%	49.2%

OPERATING INCOME:
GAAP operating income:		$55,950	$38,669	$95,218	$71,734
Restructuring	( A )	333	-	3,025	-
Amortization of purchased intangibles	( B )	10,432	3,742	18,327	6,082
In-process research and development	( C )	-	1,020	2,112	1,020
Stock-based compensation	( D )	3,792	3,259	7,145	6,489
Non-GAAP operating income:		$70,507	$46,690	$125,827	$85,325
Non-GAAP operating margin (% of revenue)		21.5%	19.0%	20.5%	18.1%

NET INCOME:
GAAP net income		$35,026	$28,503	$63,709	$54,331
Restructuring	( A)	333	-	3,025	-
Amortization of purchased intangibles	( B )	10,432	3,742	18,327	6,082
In-process research and development	( C )	-	1,020	2,112	1,020
Stock-based compensation	( D )	3,792	3,259	7,145	6,489
Income tax effect on non-GAAP adjustments	( E )	(5,489)	(2,449)	(10,610)	(4,009)
Non-GAAP net income		$44,094	$34,075	$83,708	$63,913

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:		$0.28	$0.25	$0.52	$0.47
Non-GAAP diluted net income per share:		$0.35	$0.29	$0.68	$0.55

SHARES USED TO COMPUTE DILUTED NET
INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute
net income per share:		124,584	116,256	122,539	115,522

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$23,817		$40,502
Increase in revenue		$82,406		$142,284
Operating leverage (increase in non-GAAP operatingincome as a % of increase in revenue)		28.9%		28.5%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,237K and $1,334K of the amortization of purchased intangibles was included in cost of sales for the three months ended June 29, 2007 and June 30, 2006, respectively, and approximately $5,195K and $2,408K was reported as a separate line within operating expenses for the three months ended June 29, 2007 and June 30, 2006, respectively. Approximately $9,026K and $2,189K of the amortization of purchased intangibles was included in cost of sales for the six months ended June 29, 2007 and June 30, 2006, respectively, and approximately $9,301K and $3,893K was reported as a separate line within operating expenses for the six months ended June 29, 2007 and June 30, 2006, respectively.

( C )
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three and six months ended June 29, 2007 and June 30, 2006, stock-based compensation was allocated as follows:

	Three Months Ended		Six Months Ended
	Jun-29,	Jun-30,	Jun-29,	Jun-30,
	2007	2006	2007	2006
Cost of sales	$429	$309	$771	$596
Research and development	1,022	667	1,751	1,306
Sales and Marketing	974	711	1,741	1,452
General and administrative	1,367	1,572	2,882	3,135
	$3,792	$3,259	$7,145	$6,489

( E )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
( Dollars in thousands)
(Unaudited)

		Reporting Segments
		Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices

THREE MONTHS ENDED JUNE 29, 2007:
Revenue		$198,853	$55,273	$40,927	$32,679

GAAP operating income before corporate allocations:		$52,371	$18,398	$2,906	$5,384
Stock-based compensation	( F )	806	164	1,527	303
Non-GAAP operating income before corporate allocations:		$53,177	$18,562	$4,433	$5,687
Non-GAAP operating margin (% of segment external net revenues)		26.7%	33.6%	10.8%	17.4%

THREE MONTHS ENDED JUNE 30, 2006:
Revenue		$168,041	$36,320	$14,851	$26,114

GAAP operating income before corporate allocations:		$38,803	$11,299	$374	$2,243
Stock-based compensation	( F )	1,062	249	164	483
Non-GAAP operating income before corporate allocations:		$39,865	$11,548	$538	$2,726
Non-GAAP operating margin (% of segment external net revenues)		23.7%	31.8%	3.6%	10.4%

SIX MONTHS ENDED JUNE 29, 2007:
Revenue		$374,457	$106,235	$70,784	$61,988

GAAP operating income before corporate allocations:		$94,535	$35,026	$3,916	$8,727
Stock-based compensation	( F )	1,678	354	2,269	667
Non-GAAP operating income before corporate allocations:		$96,213	$35,380	$6,185	$9,394
Non-GAAP operating margin (% of segment external net revenues)		25.7%	33.3%	8.7%	15.2%

SIX MONTHS ENDED JUNE 30, 2006:
Revenue		$314,774	$79,362	$27,458	$49,586

GAAP operating income before corporate allocations:		$65,180	$25,207	$597	$4,566
Stock-based compensation	( F )	2,096	494	340	968
Non-GAAP operating income before corporate allocations:		$67,276	$25,701	$937	$5,534
Non-GAAP operating margin (% of segment external net revenues)		21.4%	32.4%	3.4%	11.2%

( F )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations because it facilitates trends in the business prior to the adoption of SFAS 123(R). Stock-based compensation not allocated to the reportable segments was approximately $992K and $1,301K for the three months ended June 29, 2007 and June 30, 2006, respectively and $2,177K and $2,591K for the six months ended June 29, 2007 and June 30, 2007, respectively.